UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2005
 Date of Report (Date of earliest event reported):

CO Liquidation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32979	94-3392885
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

580 California Street,
Suite 526
San Francisco, CA   94104
(Address of principal executive offices including zip code)

(415) 283-3200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Distributions to Stockholders; Closing of Stock Transfer Ledger

In accordance with the Company's Disclosure Statement and Plan of Reorganization dated May 20, 2005 and filed with the United States Bankruptcy Court for the Northern District of California (Lead Case Number 04-32820-DM- 11) (the "Plan") we will make an initial distribution to our stockholders of record as of the close of business on October 3, 2005, the record date set by the bankruptcy court (the "Record Date"). Only stockholders owning shares on the Record Date will be entitled to a distribution payment. Pursuant to the initial distribution, stockholders will receive (i) their pro rata share of the initial distribution, and (ii) the right to receive their pro rata share of any subsequent distributions if any cash is remaining in the estate after the Company's affairs are wound down and all claims and other expenses are paid or otherwise resolved. Immediately following the Record Date, the stock transfer ledgers of the Company will be closed, and no further transfers of stock may be made or processed.

As of September 19, 2005, we had $7,220,840.92 cash on hand, which reflects our ongoing payments to creditors discussed more fully below. Shortly after the Record Date, our stockholders will receive $0.11 per share in the initial distribution. This figure is based upon having 41,415,413 shares currently outstanding. While stockholders may receive future distributions of up to approximately $0.03 per share depending on the amount of cash available in the estate and the success of our objections to disputed claims, there is no guarantee any future distribution will be made. These are estimates only, and the ultimate future distribution to our stockholders may be higher or lower based upon a number of factors, including the remaining costs of winding-up our affairs, subsequent claims, and other contingencies.

Distribution payments will be sent only to record holders of common stock as of the Record Date. Distributions to beneficial owners whose shares are held in "nominee" or "street" name shall be made to the applicable broker or account representative. The beneficial owner is responsible for assuring that its nominee transmits to them any distribution received from us.

We will not be making individual distributions of less than $2.00 in the aggregate in the initial distribution. If such a payment is not made, it will carry over to the next distribution date until the cumulative amount to which the stockholder is entitled to receive exceeds $2.00. At that time the cumulative amount will be paid to the stockholder. If the distribution to be made to a stockholder never exceeds $2.00, no distribution will be paid to that stockholder.

Payments to Creditors

We are in the process of making certain payments of undisputed amounts owing to our creditors. In the aggregate, we are paying approximately $6,581,400 in undisputed claims. In addition, we have filed objections to approximately $1,325,850 in claims the Company disputes, in part or in full, and have reserved sufficient funds to pay those claims in the event our objections prove unsuccessful. We also have been paying, and will continue to pay, professional fees pertaining to the bankruptcy case, fees to the Office of the United States Trustee during the bankruptcy case, and general administrative expenses associated with the bankruptcy case and the termination of the Company's affairs, the total future cost of which we estimate between $650,000 and $750,000.

Dissolution of Corporation

Additionally, in accordance with the Plan and Delaware General Corporation Law, we filed a Certificate of Dissolution with the Secretary of State of the State of Delaware on August 26, 2005 to begin the dissolution process.

The description above is qualified in its entirety by the full text of the Plan, along with all exhibits thereto (filed with the Securities and Exchange Commission on a Current Report on Form 8-K on May 25, 2005).

Forward Looking Statements

This current report on Form 8-K includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include statements concerning the existence and amount of cash to distribute to stockholders, which claims are to be paid, to whom, the amount of such claims, the potential for a subsequent distribution to stockholders, the costs of winding-up our affairs, the possibility of subsequent expenses, and the closing of our stock transfer ledger. These statements reflect our current views and assumptions. They are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: the potential for the costs of winding-up to be higher than anticipated; the potential that certain amounts owed to us will not be collected or that amounts held in foreign accounts cannot be repatriated; the potential for the winding-up process to take longer than anticipated; the potential for there to be no subsequent distribution to stockholders; the extent to which subsequent claims vary from our expectations; the possibility the court will overrule our objections to some or all of the disputed claims, other external factors, including economic, political and other global conditions; and various other risks, such as those discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2004, and subsequent current reports on Form 8-K. The information provided in this current report on Form 8-K is current as of the date of its publication. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CO LIQUIDATION, INC.

/s/ Peter Seidenberg
Peter Seidenberg
Senior Vice President and Chief Financial Officer

Date: September 20, 2005